UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2008

CORUS BANKSHARES, INC.
(Exact name of registrant as specified in its charter)

Minnesota	0-06136	41-0823592
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3959 N. Lincoln Ave., Chicago, Illinois	60613
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (773) 832-3088

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02:	Termination of a Material Definitive Agreement.

On September 17, 2008, Corus Bankshares, Inc. (“Corus” or the “Company”) terminated the Company’s loan agreement with LaSalle Bank, N.A. (“LaSalle”), a subsidiary of Bank of America Corporation. The loan agreement, which was originally dated June 26, 2001 and last amended March 31, 2008, provided Corus with a $50,000,000 revolving line of credit. As of June 30, 2008, the line of credit had a $32.5 million balance.

The loan agreement was cancelled at Corus’ request. Although the loan agreement allowed for Corus to use the line of credit for any general corporate purpose, it had historically been used to fund loan participations entered into by the holding company with its wholly-owned subsidiary, Corus Bank, N.A. (the “Bank”). Loan participations between the holding company and the Bank have declined significantly over the past year, and management anticipates that the holding company would enter into few, if any, new loan participations with the Bank.

Interest payments were due quarterly and were computed at an annual interest rate of LIBOR plus 1.40% on any outstanding balances. There were no fees associated with terminating the loan agreement before its scheduled maturity (February 28, 2010). The loan agreement had been collateralized by 100% of the common stock of the Bank.

In addition to previously having provided numerous credit facilities to Corus over many years, LaSalle continues to provide various correspondent banking activities on Corus’ behalf.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORUS BANKSHARES, INC.
(Registrant)

September 22, 2008

By: /s/ Michael E. Dulberg
Michael E. Dulberg
Senior Vice President and
Chief Accounting Officer
(Principal Accounting Officer and
duly authorized Officer of Registrant)